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                                                                   Exhibit 10.24



                                                     December 2, 1999





Mr. Larry Rutkowski
69 Heather Drive
New Canaan, CT  06840

Dear Larry:

         The purpose of this letter is to set forth the terms and conditions of the employment agreement (the "Agreement") between you and PRIMEDIA Inc. (the "Company").

         1. SERVICES.

         a. The Company hereby retains you, and you agree to be employed by the Company in a full-time capacity, as the Executive Vice President and Chief Financial Officer of the Company together with such other similar or higher executive duties that you may be requested to perform during the term of this Agreement (consistent with the duties of an Executive Vice President and Chief Financial Officer) and to serve as Executive Vice President or other office of the any of the Company's subsidiaries to which you may be elected. You shall report directly to the President of the Company and perform such other duties as the Chief Executive Officer shall direct. You shall be based in the New York Metropolitan area.

         b. You shall devote substantially all of your attention, business time and efforts to the business and affairs of the Company, provided that nothing shall prohibit you from participating in charitable or educational activities or the Board of Directors of other companies (provided such other companies do not compete with the Company), provided such activities do not in the aggregate materially interfere with the provision of services by you under this Agreement.

         2. TERM

         The Term of this Agreement shall commence on the date of this Agreement and your employment shall commence on the Effective Date (the "Effective Date") and shall expire on December 31, 2003, unless earlier terminated in accordance with Section 6. For the purposes of this Agreement, the "Expiration Date" shall mean December 31, 2003.


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         3. COMPENSATION

A. BASE SALARY. Commencing January 10, 2000 you shall be paid an annual base salary equal to no less than $400,000 until the first anniversary of the Effective Date, no less than $450,000 thereafter until the second anniversary, no less than $500,000 thereafter until the third anniversary and $550,000 thereafter through the Expiration Date, less applicable withholdings, payable bi-weekly in arrears, on the Company's regular pay dates.

B. ANNUAL INCENTIVE AWARD. Commencing with the 2000 calendar year, you shall participate the same bonus and incentive plans in which corporate officers generally participate including the annual Short Term Senior Executive Performance Plan and the Short Term Senior Executive Discretionary Plan (together, the "Bonus Plans") and any other incentive plans now existing or hereafter established providing for additional revenue or profit growth (including without limitation stock plans). Your aggregate target bonus in the Bonus Plans shall equal no less than 30% of your annual base salary. Notwithstanding anything contained in the Bonus Plans or elsewhere, for any year as to which the Company makes the target financial goals, your bonus shall be no less than 30% of your then earned base salary.

         4. STOCK OPTIONS

         a. COMPANY STOCK OPTIONS. As soon as practicable after the Effective Date (the "Grant Date"), the Company shall grant you an option to purchase 200,000 shares of Company Common Stock at a per share option exercise price equal to the closing price on the New York Stock Exchange on the date of execution of this Agreement in accordance with the terms of the 1992 Stock Option Plan. Your options will vest at the rate of 25% on each anniversary date of the Grant Date and, provided you remain in the Company's employ, shall have a ten-year life from the Grant Date.

         b. INTERNET STOCK OPTIONS. The Company has formed three separate internet ventures known as HPCi , ConsumerClick and IndustryClick (collectively, the "Internet Ventures"). As soon as practicable after the Effective Date, you shall be granted options to purchase 125,000 shares of Common Stock in each of the Internet Ventures (for an aggregate of 375,000 options), which options shall have the same provisions as to term, vesting, and other normal option terms as those generally applicable to other corporate officers of the Company provided that the per share option price shall in no event exceed the initial per share exercise price for options for that Internet Venture, which in the case of IndustryClick is $1.00 per share. In the event that the Company and you shall determine in good faith that there will be no Value Event in any one or more of the Internet Ventures during the option term, the Company shall in good faith modify the terms of your options to provide to you an equivalent value in one or more of the Internet Ventures or other multimedia initiatives of the Company that has had, or is anticipated in the then near future to have, a Value Event. For the purposes of this Section, Value Event shall mean an initial public offering, sale of equity securities to an unaffiliated party (such as a venture capitalist) or similar type of event.


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C.       DEATH.

         (i) In the event of your death during the Term, notwithstanding anything contained in any option plan or agreement pursuant to which you are granted stock options under subsection (a) or
                  (b) of this Section 4, all then unvested options shall vest and your estate shall have one year from the date of your death to exercise any or all of your stock options.

(d)      CHANGE IN CONTROL.


         (i) Change of Control shall mean the occurrence of any one of the following events:

                  (A) a transaction or series of related transactions where the controlling party sells or otherwise disposes of Beneficial Ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act") ) of securities of the company in question representing 35% or more of the Voting Stock (stock having the combined voting power of all securities of that company entitled to vote in the election of directors of that company) to any single person or group (within the meaning of Section 13 (d) (3) of the 1934 Act, and the rules and regulations promulgated thereunder), and in connection with or following such disposition such single person or group obtains control of a majority of the seats (other than vacant seats) on the Board of Directors of the company in question;

                  (B) the company in question adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (C) all or substantially all of the assets or business of the company in question is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the company in question immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the company in question, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the company in question); or

                  (D) the company in question combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the company in question


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                           immediately prior to the combination have Beneficial
                           Ownership, 50% or less of the Voting Stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

                  (ii) In the event of a Change of Control of any company as to which you have been granted stock options pursuant to subsection (a) or (b) of this Section 4, and notwithstanding anything contained in any stock option plan or agreement pursuant to which such stock options have been granted, all then unvested stock options in the company experiencing the Change of Control shall immediately vest and shall be treated in the Change of Control transaction as vested stock options.

                  (iii) In the event of a Change of Control of the Company, and if thereafter your duties or responsibilities are diminished substantially, you shall have the right to terminate this Agreement on thirty days prior notice to the Company and you shall be paid the lesser of
                           (A) two years salary at the then rate plus two times target bonus for the year of termination or (B) the remaining amounts due under this Agreement for salary and bonus.

                  (iv) In the event that any amount or benefit (collectively, the "Covered Payments") paid or distributed to you by the Company or any Internet Venture incurs an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed ("Excise Tax"), the Company shall pay to you at the time specified below, the Tax Reimbursement Payment. The Tax Reimbursement Payment is defined as an amount which, after imposition of all income, employment and excise taxes thereon, is equal to the Excise Tax on the Covered Payments. The Tax Reimbursement Payment attributable to a Covered Payment shall be paid to you by the Company prior to the date that the corresponding Excise Tax payment is due to be paid by you (through withholding or otherwise). You covenant that you will use the Tax Reimbursement Payment under this subsection (iii) for the sole purpose of paying the Excise Tax.

         5. FRINGE BENEFITS AND EXPENSES

         A. FRINGE BENEFITS. During the term of this Agreement, the Company will provide you with benefits commensurate with those provided to other corporate officers


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generally at the Company's corporate offices including health, medical, life and disability insurance and thrift and retirement plan, subject to the terms of those plans as in effect from time to time.

         b.       REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES; PERQUISITES.


                  (i) You are authorized to incur reasonable expenses in carrying out your duties and responsibilities under this Agreement (including first class travel) and the Company shall promptly reimburse you for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy.

                  (ii) During the term of this Agreement, you shall be provided with a car that the Company already has for you (a 1998 BMW 740i) or a reasonable substitute therefor.

         6. EARLY TERMINATION. This Agreement

         a. shall terminate upon your death;

         b. may be terminated by the Company on written notice to you upon your "Permanent Disability"; and

         c. may be terminated by the Company on written notice to you for "Cause."

         d. As used herein, "Permanent Disability" shall mean a physical or mental disability which renders you unable to perform your duties hereunder in a reasonably professional manner provided you have failed to perform such duties as a result of such disability for an aggregate period of six months in any 12 consecutive month period during the Term. Permanent Disability shall be determined by the opinion of at least two of three doctors associated with major hospitals in Manhattan practicing in the field to which the disability relates and selected by the Company acting reasonably.

         e. As used herein, "Cause" shall mean (i) any substantial breach or non-observance of any of your material obligations as set forth herein, (after reasonable advance written notice and a reasonable opportunity to cure such breach or non-observance), (ii) the immoderate use of alcohol by you on a habitual basis to the detriment of the Company (after reasonable advance written notice and a reasonable opportunity to cease such use), (iii) the illegal use of narcotics or drugs by you (after reasonable advance written notice and a reasonable opportunity to cease such use), (iv) willful and repeated absence from the business for any unreasonable period of time, without leave; and (v) willful and repeated failure or refusal to perform your duties hereunder which failure or refusal continues following reasonable advance written notice to you specifying such failure or refusal and a reasonable opportunity to cure such failure or refusal, provided however that in no event shall it constitute "Cause" if you are exercising your rights under Section 4 (d) (iii) of this Agreement


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         f. As used herein, "Date of Termination" shall mean the date of your death or effective date of your termination under Sections 6(b) or (c).

         7. COMPENSATION UPON TERMINATION. In the event that this Agreement shall terminate:


         a. Pursuant to Section 6(a) or (b), you or your estate shall be entitled to receive (i) all accrued and unpaid annual base salary earned through the Date of Termination plus (ii) an amount equal to your termination year target bonuses multiplied by a fraction, the numerator of which is the number of days from the start of the calendar year during which the Date of Termination occurs and the denominator of which is 365.

         b. Pursuant to Section 6(c), you shall be entitled to receive your accrued and unpaid annual base salary through the Date of Termination.

         c. If this Agreement terminates at the Expiration Date, you shall be entitled to receive your base salary through the Expiration Date and your earned bonus under Section 3(b) for the 2003 calendar year but you shall not be entitled to any severance payments whatsoever.

         d. In the event of any termination, you shall be paid all other amounts or benefits due under any fringe benefit or other plans or arrangement plans in which you then participate in accordance with the terms thereof then in effect.

         e. If by November 20, 2003 the Company has not offered to renew this Agreement, on the same or better terms then in effect on December 31, 2003, through December 31, 2004, and you choose to leave the Company's employ on at least on the day after the Expiration Date you shall be paid an amount equal to six months' salary at the rate then in effect.

         8.       AGREEMENT NOT TO COMPETE OR SOLICIT TO HIRE, CONFIDENTIALITY.


         a. NON-COMPETE, NO HIRE. (i)Through (A) the Date of Termination in the event of termination without cause or termination by you following a Change of Control in accordance with the terms of this Agreement and (B) the Expiration Date in the event of termination hereunder by you voluntarily or under Sections 6
                  (b) or (c) above, you agree not to accept employment with or provide services to any person, firm or corporation that competes with the Company or any of its subsidiaries in any of the Company's businesses during the term of your employment with the Company, and (ii) through the first anniversary of the Expiration Date, you agree not to yourself or for and on behalf of any person, firm or corporation for which you provide services, solicit for employment or hire any employee employed by the Company or any of its subsidiaries during the last six months of your employment with the Company provided that it shall not be a violation hereof if your employer solicits or hires such


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                  employee without your participation or knowledge and further provided that if the Company terminates you for "Cause" and you dispute such "Cause in good faith, you may work for a competitor unless the Company's claim is sustained in court in which event you shall cease such employment. Nothing contained in this Section 8 shall prohibit you from owning less than 5% of the equity securities of any company as a passive investor.

         b.       CONFIDENTIALITY.


                  (i) You agree that you will not, at any time during the term of this Agreement or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or affiliate of the Company which information is not in the public domain, obtained during the course of your employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or affiliate of the Company or as may be required by law, provided that, if you receive legal process with regard to disclosure of such information, you shall promptly notify the Company and cooperate with the Company in seeking a protective order.

                  (ii) You agree that at the time of the termination of your employment with the Company, whether at your instance or the Company's instance, and regardless of the reasons therefor, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (A) any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of employment and (B) your personal rolodex, personal files, phone book and similar items.


                  (c) You agree that the Company's remedies at law would be inadequate in the event of a breach or threatened breach of this Section 8; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.

         9. GOVERNING LAW. This Agreement shall be governed and interpreted and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in the State of New York.


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         10. NOTICES. Any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered (i) five business days after deposit in the United States mails, with proper postage prepaid, whether by air, first class, registered or certified mail, (ii) one business day after being deposited with an overnight courier with all charges prepaid, or (iii) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address indicated as follows:

                  If to the Company:         PRIMEDIA Inc.
                                             745 Fifth Avenue
                                             New York, NY  10151
                                             Attn:  General Counsel

                  If to you:                 To address first above written

or to such other address as such party may specify to the other in writing in accordance with the provisions hereof.

         11. MISCELLANEOUS.

         a. MITIGATION. No amounts payable hereunder, including without limitation amounts payable under Sections 4(d)(iii) and 7, shall be subject to mitigation.

         b. WAIVER. Waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such waiving party.

         c. ASSIGNMENT. This Agreement shall not be assignable by either party except that the Company may assign its rights and obligations hereunder to any of its subsidiaries, provided that any such assignment results from a restructuring of the Company or similar transaction so that your position, duties and responsibilities are not diminished, and that any such assignment shall not result in any change in the terms of this Agreement and Company shall remain secondarily liable for its obligations hereunder.

         d. ENTIRE AGREEMENT. This instrument contains the entire agreement and understanding of the parties hereto except for such further provisions as may be set forth in the By-laws or Certificate of Incorporation of the Company. It may not be changed except by an agreement in writing signed by you and the Company.

         e. ENFORCEABILITY. If any term, condition or provision of this Agreement shall be declared, to any extent, invalid or unenforceable, the remainder if the Agreement, other than the term, condition or provision held invalid or unenforceable, shall not be affected thereby and shall be considered in full force and effect and shall be valid and be enforced to the fullest extent permitted by law.


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         f. CAPTIONS. The captions set forth in this Agreement are used solely for convenience or reference and shall not control or affect the meaning or interpretation of any of the provisions.

         g. COUNTERPARTS. This Agreement may be signed in any number of counterparts each of which shall be deemed an original.

         h. BOARD OF DIRECTORS MEETINGS. You shall be in attendance at all of the Company's Board of Directors meetings at least during the financial review portion thereof.

         If you are in agreement with the foregoing, please sign the enclosed copy of this Agreement and return a copy to the undersigned.

                                            PRIMEDIA Inc.


                                            By:
                                               -------------------------------
                                            Title:

AGREED TO AND ACCEPTED:


- ------------------------------
By:  Larry Rutkowski